                                                    Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Second Quarter Fiscal 2018 Results and Updates Fiscal Year 2018 Financial Outlook

St. Louis - May 3, 2018 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its second fiscal quarter, which ended March 31, 2018.

Executive Summary

•
Net sales were $608.1 million in the second quarter of fiscal 2018, a decrease of 0.5% when compared to the prior year period on a reported basis, and down 3.4% on an organic basis. (Organic basis excludes sales impact from the Jack Black acquisition, the Playtex gloves divestiture, and the translational benefit from currency.)

•
GAAP Diluted Earnings Per Share ("EPS") were $1.20 for the second quarter as compared to $1.14 in the prior year quarter. Adjusted EPS were $1.31 for the second quarter, compared to $1.21 in the prior year quarter.

•	Completed the acquisition of Jack Black, L.L.C, a leading U.S. men's prestige skincare company.

•
Launched "Project Fuel," an enterprise-wide initiative designed to transform the Company's business and cost structure, deliver substantial cost savings, increase agility and provide the capabilities and financial resources needed to drive growth and shareholder value.

•	Project Fuel is expected to deliver an estimated $225 million in gross cost savings over the fiscal year 2019 to 2021 time horizon.

•	Updated financial outlook for fiscal 2018.

The Company reports and forecasts results on a GAAP and "Non-GAAP" basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See "Non-GAAP Financial Measures" for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"In what continues to be a very challenging environment, with declining categories and intense competitive pressure, we grew sales during the quarter in International markets and Sun and Skin Care, we successfully executed our new product launches and we held or gained value share in most markets in Razors and Blades and Sun Care," said David Hatfield, Edgewell's Chief Executive Officer, President and Chairman of the Board. “However, with unprecedented volatility in the Wet Shave category, we are revising our full year outlook for net sales and EPS to reflect increased risks in the marketplace," Mr. Hatfield continued. "To address these market challenges over the longer term, and to increase our competitiveness, we have launched "Project Fuel," a transformational initiative that we believe will fundamentally change all aspects of our business, deliver substantial cost savings, improve agility, and generate the resources needed to fuel investment in our brands and our strategic growth initiatives. Project Fuel is designed to enhance shareholder value by delivering sustainable profit growth and cash generation."

Fiscal 2Q 2018 Operating Results (Unaudited)
Net sales were $608.1 million in the quarter, a decrease of 0.5% when compared to the prior year quarter. Excluding a $2.4 million benefit from one month of the Jack Black acquisition, a $3.8 million negative impact from the Playtex gloves divestiture, and a $19.3 million benefit from currency, organic net sales decreased 3.4%. From a geographic perspective, organic net sales in North America declined 7%, while increasing 4% in total International markets. Volumes were lower in North America Wet Shave, Infant Care and Feminine Care, offset in part by higher volumes in global Sun and Skin Care and International Wet Shave. Price mix was unfavorable in the quarter due to higher Sun Care returns and an increase in Wet Shave promotional spend in North America.
Gross margin decreased 100 basis points to 49.7%, primarily driven by unfavorable price mix due to increased Sun Care returns and higher promotional activity in support of new Wet Shave products. Volume mix negatively impacted margin by 10 basis points, while cost mix was a 30 basis point negative impact, largely driven by unfavorable transactional currency.
Advertising and sales promotion expense ("A&P") was $75.6 million, or 12.4% of net sales, a decrease from prior year spend of $82.5 million, or 13.5% of net sales. The decrease in A&P was primarily driven by reduced brand support within Feminine Care and a $4.5 million reduction in spend generated by the Zero-Based Spending ("ZBS") initiative to centralize creative asset development for our global brands.
Selling, general and administrative expense ("SG&A") was $103.5 million, or 17.0% of net sales, as compared to $103.9 million, or 17.0% of net sales, in the prior year. Excluding $2.6 million of acquisition and integration costs associated with Jack Black and unfavorable currency translation, SG&A as a percent of net sales improved 50 basis points over the prior year. The operational improvement in SG&A was largely driven by savings generated through the ZBS initiative and lower compensation expense related to reduced headcount, offset in part by higher e-commerce investments.
The Company recorded pre-tax restructuring expense of $3.7 million in support of Project Fuel, consisting of consulting, program management and severance costs.
Other income, net was $0.2 million during the quarter as compared to $6.6 million in the prior year, primarily reflecting a negative impact from foreign currency exchange contract gains and losses in the quarter and revaluation of nonfunctional currency balance sheet exposures.
Earnings before income taxes were $85.8 million during the quarter compared to $89.5 million in the second quarter of fiscal 2017. Adjusted operating income increased to $110.1 million in the quarter from $105.8 million in the prior year period.
The effective tax rate for the first six months of fiscal 2018 was 39.7% as compared to 26.2% in the prior year period, and included a net charge of $17.4 million related to the U.S. Tax Cuts and Jobs Act (the "Tax Act”). This is comprised of a $96.7 million one-time transition tax on foreign earnings, offset by a $79.3 million benefit from the re-measurement of U.S. deferred tax assets and liabilities. The adjusted effective tax rate for the first six months of fiscal 2018 was 24.8% compared to 26.6% in the prior year period. The current period rate was favorably impacted by the lower U.S. tax rate from the enactment of the Tax Act, offset by unfavorable tax adjustments.
GAAP net earnings for the quarter were $65.1 million ($1.20 per share) compared to earnings of $65.7 million ($1.14 per share) in the second quarter of fiscal 2017. Adjusted net earnings in the quarter were $70.9 million ($1.31 per share), as compared to $69.6 million ($1.21 per share) in the second quarter of fiscal 2017.
Net cash from operating activities was $73.4 million for the first six months of fiscal 2018, as compared to cash from operating activities of $15.1 million during the same period in the prior year. The improvement in operating cash flow was driven by changes in working capital, primarily accounts receivable, inventory and other operating liabilities.

Project Fuel
Project Fuel is an enterprise-wide transformational initiative designed to address all aspects of the Company's business and cost structure. The project will incorporate the Company's existing ZBS and global productivity initiatives and will include a new global restructuring initiative.
In addition to the expected cost savings and improved profitability, Project Fuel is designed to strengthen the Company's challenger culture and reinforce its consumer-centric organizational focus. It is designed to simplify the organization and streamline ways of working in order to increase competitiveness, speed and agility, and ensure the Company has the skills, capabilities and investments needed to compete in a rapidly changing world.

Project Fuel is expected to achieve an estimated $225 million in total gross savings through the end of the 2021 fiscal year. These savings initiatives will materially affect Supply Chain, Operations, Commercial and Sales Organizations, and Corporate G&A, and will affect all business Segments. It is expected that the savings generated will be used to fuel investments in strategic growth initiatives and brands, offset operational headwinds from inflation and other input costs, and improve the overall profitability of the Company.
To implement the restructuring element of Project Fuel, the Company estimates one-time pre-tax charges to be approximately $120 to $130 million, with an additional capital investment of $60 to $70 million through the end of the 2021 fiscal year. The Company anticipates that the majority of the one-time charges associated with these initiatives will be incurred by the end of the 2019 fiscal year.

Fiscal 2Q 2018 Operating Segment Results (Unaudited)
Following is a summary of second quarter results by segment. All comparisons are with the second quarter of fiscal year 2017.

Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)
Wet Shave net sales increased $2.6 million, or 0.8%. Excluding the impact of currency movements, organic net sales decreased 4.0% versus the prior year, with International markets increasing by 6% and North America declining 14%. Men's Systems organic net sales were flat, as sales growth from International Hydro and Private Label was largely offset by declines in North America. Women's Systems organic net sales declined low-single digits as growth from the Intuition f.a.b. launch and strong growth in Asia and Latin America was more than offset by declines in North America and Europe. Disposables organic net sales were down mid-single digits, largely driven by declines in North America, while International grew modestly. Wet Shave segment profit decreased $3.4 million, or 4.6%, primarily due to lower volumes and unfavorable price mix. A&P spending was lower in the quarter, reflecting the benefit of ZBS savings and the timing of spend related to new product launches in the year.

Sun and Skin Care (Sun Care, Wipes, Gloves, Bulldog, Jack Black)
Sun and Skin Care net sales increased $1.7 million, or 1.1%. Excluding the Jack Black acquisition, the impact of the Playtex gloves sale and the impact of currency movements, organic net sales increased $0.5 million, or 0.3%, including a $1.6 million decline related to the Company's exiting of the private label Sun Care business. Higher Sun Care volumes in North America were largely offset by negative price mix related to returns. Bulldog net sales increased over 100% organically, compared to the prior year, and Wet Ones generated strong growth due to the flu season in North America. Sun and Skin Care segment profit decreased $2.0 million, or 3.9%, driven primarily by higher returns and higher warehouse and distribution costs.

Feminine Care (Tampons, Pads, Liners)
Feminine Care net sales decreased $2.9 million, or 3.5%. The decline was driven by Tampons, specifically in the Gentle Glide and o.b. brands. Total Liners, led by Carefree, increased 5.7%, and total Pads were essentially flat in the quarter. Feminine Care segment profit increased $8.5 million, or 531.3%, due to lower product costs and lower A&P and overhead spending, offset in part by lower volumes.
All Other (Infant Care, all other brands)
All Other net sales decreased $4.3 million, or 12.4%. Excluding the impact of currency movements, organic net sales decreased $4.5 million, or 13.0%, primarily due to the impact of the Toys R Us liquidation and distribution losses in feeding products. All Other segment profit decreased $3.4 million, or 44.2%.

Updated Full Fiscal Year 2018 Financial Outlook
For fiscal 2018, net sales are expected to decline approximately 50 basis points, while organic net sales are expected to be down approximately 3% (previously 1%.) Organic net sales exclude an approximate 230 basis-point increase from favorable foreign currency translation and a 30 basis-point combined increase from the Jack Black and Bulldog acquisitions, net of the Playtex gloves divestiture. The lowered outlook for organic net sales is largely due to increased category and competitive pressure in Wet Shave in the U.S., the impact of significant trade inventory reductions in Wet Shave in Japan, primarily impacting third quarter net sales and profit, and the impact to Infant Care from the expected Toys R Us liquidation.

The Company's outlook for GAAP EPS for fiscal 2018 is now expected to be in the range of $2.70 to $2.90 (previously $3.80 to $4.00 ), including the charge related to the Tax Act, the gain related to the sale of the Playtex gloves business, Jack Black integration costs and Project Fuel restructuring charges. The outlook for Adjusted EPS in now expected to be in the range of $3.40 to $3.60 (previously $3.90 to $4.10). The Company estimates that approximately $0.40 of the full year Adjusted EPS reduction versus the prior outlook is attributable to expectations for fiscal third quarter performance. Full year Adjusted operating income margin as a percent of net sales is now anticipated to be down approximately 120 basis points versus the prior year.
The Company's ZBS initiative is anticipated to drive $25 - $30 million in net savings in fiscal 2018. Benefits from the ZBS program will be reinvested into marketing spend and the Company’s strategic growth initiatives.
For fiscal 2018, Project Fuel related restructuring charges and capital expenditures are expected to be approximately $40 million and $16 million, respectively.
The adjusted effective tax rate for the 2018 fiscal year is estimated to be in the range of 22% to 24%.
The Company anticipates that fiscal 2018 free cash flow will be above 100% of GAAP net earnings.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2018 second quarter earnings and the outlook for fiscal 2018. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; Playtex® infant feeding; Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as the disposition of Playtex gloves business, the impact of the Tax Cuts and Jobs Act (the "Tax Act"), costs associated with the acquisition and integration of Jack Black, L.L.C. ("Jack Black"), restructuring charges and amortization of intangibles. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2018 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

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The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the three and six months ended March 31, 2018, the impact of acquisitions includes net sales and segment profit activity for Jack Black which was acquired in March 2018. For the six months ended March 31, 2018, the impact of acquisitions includes October 2018 net sales and segment profit for Bulldog Skincare Holdings Limited (“Bulldog”) which was acquired in October 2016.

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Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as Jack Black acquisition and integration costs, restructuring charges and the sale of the Playtex gloves business.

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Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as Jack Black acquisition and integration costs, restructuring charges and the sale of the Playtex gloves business.

•
Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as Jack Black acquisition and integration costs, restructuring charges, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

•
Adjusted effective tax rate is defined as the effective tax rate excluding items such as Jack Black acquisition and integration costs, restructuring charges, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act from the income tax provision and earnings before income taxes.

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Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

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Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	We face risks associated with global economic conditions.

•	Competition in our industries may hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.

•	Loss of any of our principal customers could significantly decrease our sales and profitability.

•	Our inability to execute a successful e-commerce strategy could have a significant impact on our business

•	Changes in production costs, including raw material prices, could erode our profit margins and negatively impact operating results.

•	Loss of reputation of our leading brands or failure of our marketing plans could have an adverse effect on our business.

•	We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.

•	We face risks arising from our ongoing efforts to achieve cost savings.

•	If we cannot continue to develop new products in a timely manner, and at favorable margins, we may not be able to compete effectively.

•	We may not be able to continue to identify and complete strategic acquisitions and effectively integrate acquired companies to achieve desired financial benefits.

•	A failure of a key information technology system or a breach of our information security could adversely impact our ability to conduct business.

•	Our business is subject to increasing global regulation, including product related regulations and environmental regulations, that may expose us to significant liabilities.

•	Our access to capital markets and borrowing capacity could be limited.

•	Impairment of our goodwill and other intangible assets would result in a reduction in net income.

•
Legislative changes in applicable tax laws, policies and regulations or unfavorable resolution of tax matters may result in additional tax liabilities, which could adversely impact our cash flows and results of operations.

•	Our manufacturing facilities, supply channels or other business operations may be subject to disruption from events beyond our control.

•	We have a substantial level of indebtedness and are subject to various covenants relating to such indebtedness, which could limit our discretion to operate and grow our business.

•	Our business is subject to seasonal volatility.

•	There can be no guarantee that we will repurchase stock.

•	We do not expect to pay dividends for the foreseeable future.

•	If we fail to adequately protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.

•	Our financial results could be adversely impacted by the United Kingdom's departure from the European Union.

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Our business involves the potential for product liability and other claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.

•	Our business could be negatively impacted as a result of stockholder activism or an unsolicited takeover proposal or a proxy contest.

•	We may not be able to attract, retain and develop key personnel.

•	We may experience losses or be subject to increased funding and expenses related to our pension plans.

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Certain provisions in our articles of incorporation and bylaws, and of Missouri law, could deter or delay a third-party's effort to acquire us, especially if the Board determines it is not in the best interest of our shareholders.

•	The trading price of our common shares may be volatile.

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If the Separation of our household products business on July 1, 2015 (the "Separation"), together with certain related transactions, does not qualify as a transaction that is generally tax free for U.S. federal income tax purposes, our shareholders could be subject to significant tax liabilities.

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Indemnifications under the Separation agreement with Energizer Holdings, Inc. or Energizer’s inability to satisfy indemnification obligations in the future could negatively impact our financial results.

In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but not exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2017.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017

Net sales	$608.1	$611.0	$1,076.4	$1,096.0
Cost of products sold	306.0	301.4	574.0	558.4
Gross profit	302.1	309.6	502.4	537.6

Selling, general and administrative expense	103.5	103.9	200.7	197.7
Advertising and sales promotion expense	75.6	82.5	124.6	133.1
Research and development expense	15.5	17.5	31.6	33.8
Restructuring charges	3.7	5.5	3.7	12.4
Gain on sale of Playtex gloves	—	—	(15.9)	—
Interest expense associated with debt	18.2	17.3	36.0	34.7
Other (income) expense, net	(0.2)	(6.6)	2.8	(8.5)
Earnings before income taxes	85.8	89.5	118.9	134.4
Income tax provision	20.7	23.8	47.1	35.2
Net earnings	$65.1	$65.7	$71.8	$99.2

Earnings per share:
Basic net earnings per share	$1.21	$1.14	$1.31	$1.72
Diluted net earnings per diluted share	1.20	1.14	1.31	1.72

Weighted-average shares outstanding:
Basic	54.0	57.4	54.7	57.5
Diluted	54.1	57.7	54.9	57.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

Assets	March 31, 2018	September 30, 2017
Current assets
Cash and cash equivalents	$243.6	$502.9
Trade receivables, less allowance for doubtful accounts	258.3	224.1
Inventories	369.7	333.5
Other current assets	132.8	125.7
Total current assets	1,004.4	1,186.2
Property, plant and equipment, net	437.1	453.4
Goodwill	1,487.5	1,445.9
Other intangible assets, net	1,114.1	1,071.7
Other assets	36.1	31.6
Total assets	$4,079.2	$4,188.8

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	21.6	19.4
Accounts payable	247.4	223.6
Other current liabilities	282.9	281.4
Total current liabilities	551.9	524.4
Long-term debt	1,404.1	1,525.4
Deferred income tax liabilities	151.3	181.8
Other liabilities	240.7	215.5
Total liabilities	2,348.0	2,447.1
Shareholders' equity
Preferred shares	—	—
Common shares	0.7	0.7
Additional paid-in capital	1,625.2	1,623.4
Retained earnings	1,034.3	952.9
Common shares in treasury at cost	(822.7)	(703.9)
Accumulated other comprehensive loss	(106.3)	(131.4)
Total shareholders' equity	1,731.2	1,741.7
Total liabilities and shareholders' equity	$4,079.2	$4,188.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Six Months Ended March 31,
	2018	2017
Cash Flow from Operating Activities
Net earnings	$71.8	$99.2
Non-cash restructuring costs	—	2.8
Depreciation and amortization	49.2	46.9
Share-based compensation expense	9.3	11.4
(Gain) / loss on sale of assets	(13.6)	3.9
Deferred compensation payments	(9.1)	(25.7)
Deferred income taxes	(22.5)	(2.8)
Other, net	(4.9)	(12.2)
Changes in operating assets and liabilities	(6.8)	(108.4)
Net cash from operating activities	73.4	15.1

Cash Flow from Investing Activities
Capital expenditures	(27.6)	(30.4)
Acquisitions, net of cash acquired	(90.3)	(34.0)
Playtex gloves sale	19.0	—
Proceeds from sale of assets	4.7	5.9
Net cash used by investing activities	(94.2)	(58.5)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	305.0	181.0
Cash payments on debt with original maturities greater than 90 days	(427.0)	(393.0)
Net (decrease) increase in debt with original maturities of 90 days or less	(1.2)	1.2
Common shares purchased	(124.4)	(58.5)
Employee shares withheld for taxes	(2.1)	(15.5)
Excess tax benefits from share-based payments	—	2.0
Net cash used by financing activities	(249.7)	(282.8)

Effect of exchange rate changes on cash	11.2	(9.8)

Net decrease in cash and cash equivalents	(259.3)	(336.0)
Cash and cash equivalents, beginning of period	502.9	738.9
Cash and cash equivalents, end of period	$243.6	$402.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives, Jack Black, L.L.C. ("Jack Black") integration costs, the sale of the Playtex gloves business and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On March 1, 2018, we completed the acquisition of Jack Black, a leading U.S. based luxury men's skincare products company based in the United States, for approximately $90.3, net of cash acquired. The acquisition will create opportunities to expand Edgewell's personal care portfolio in growing categories in the U.S. and globally, while nurturing the brand equity of Jack Black.
Segment net sales and profitability are presented below:

	Quarter Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net Sales
Wet Shave	$345.2	$342.6	$639.3	$648.8
Sun and Skin Care	152.3	150.6	211.4	208.2
Feminine Care	80.3	83.2	162.9	172.3
All Other	30.3	34.6	62.8	66.7
Total net sales	$608.1	$611.0	$1,076.4	$1,096.0

Segment Profit
Wet Shave	$69.8	$73.2	$124.5	$145.2
Sun and Skin Care	48.9	50.9	42.8	51.7
Feminine Care	10.1	1.6	15.1	9.9
All Other	4.3	7.7	11.5	14.6
Total segment profit	133.1	133.4	193.9	221.4
General corporate and other expenses	(18.8)	(23.5)	(37.2)	(39.9)
Jack Black acquisition and integration costs	(2.6)	—	(2.6)	—
Restructuring and related costs (1)	(3.7)	(5.6)	(3.7)	(12.8)
Gain on sale of Playtex gloves	—	—	15.9	—
Amortization of intangibles	(4.2)	(4.1)	(8.6)	(8.1)
Interest and other expense, net	(18.0)	(10.7)	(38.8)	(26.2)
Total earnings before income taxes	$85.8	$89.5	$118.9	$134.4

(1)
Includes Cost of products sold of $0.1 and $0.4 for the second quarter and first six months of fiscal 2017, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as a part of the 2013 restructuring.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended March 31,
	Net Earnings		Diluted EPS
	2018	2017	2018	2017
Net Earnings and Diluted EPS - GAAP (Unaudited)	$65.1	$65.7	$1.20	$1.14
Jack Black acquisition and integration costs	2.6	—	0.05	—
Restructuring and related costs, net(1)	3.7	5.6	0.07	0.10
Income taxes(2)	(0.5)	(1.7)	(0.01)	(0.03)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$70.9	$69.6	$1.31	$1.21

Weighted-average shares outstanding - Diluted			54.1	57.7

(1)
Includes Cost of products sold of $0.1 for the second quarter of fiscal 2017 associated with obsolescence charges related to the exit of certain non-core product lines as part of the 2013 restructuring.

(2)
Includes the impact of the Tax Act totaling $1.2 in Income tax expense for the second quarter of fiscal 2018 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS - GAAP.

	Six Months Ended March 31,
	Net Earnings		Diluted EPS
	2018	2017	2018	2017
Net Earnings and Diluted EPS - GAAP (Unaudited)	$71.8	$99.2	$1.31	$1.72
Jack Black acquisition and integration costs	2.6		0.05	—
Restructuring and related costs(1)	3.7	12.8	0.07	0.22
Gain on sale of Playtex gloves	(15.9)	—	(0.29)	—
Income taxes(2)	20.0	(4.0)	0.36	(0.07)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$82.2	$108.0	$1.50	$1.87

Weighted-average shares outstanding - Diluted			54.9	57.8

(1)
Includes Cost of products sold of $0.4 for the first six months of fiscal 2017 associated with obsolescence charges related to the exit of certain non-core product lines as part of the 2013 restructuring.

(2)
Includes the impact of the Tax Act totaling $17.4 in Income tax expense for the first six months of fiscal 2018 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS - GAAP.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended March 31, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$302.1	$103.5	$85.8	$65.1	$1.20
% of net sales	49.7%	17.0%
Jack Black acquisition and integration costs	—	2.6	2.6	1.9	0.04
Restructuring and related costs	—	—	3.7	2.7	0.05
Income tax reform	—	—	—	1.2	0.02
Total Adjusted Non-GAAP	$302.1	$100.9	$92.1	$70.9	$1.31
% of net sales	49.7%	16.6%

Six Months Ended March 31, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$502.4	$200.7	$118.9	$71.8	$1.31
% of net sales	46.7%	18.6%
Jack Black acquisition and integration costs	—	2.6	2.6	1.9	0.03
Restructuring and related costs	—	—	3.7	2.7	0.05
Gain on sale of Playtex gloves	—	—	(15.9)	(11.6)	(0.21)
Income tax reform	—	—	—	17.4	0.32
Total Adjusted Non-GAAP	$502.4	$198.1	$109.3	$82.2	$1.50
% of net sales	46.7%	18.4%

Quarter Ended March 31, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$309.6	$103.9	$89.5	$65.7	$1.14
% of net sales	50.7%	17.0%
Restructuring and related charges (2)	0.1	—	5.6	3.9	0.07
Total Adjusted Non-GAAP	$309.7	$103.9	$95.1	$69.6	$1.21
% of net sales	50.7%	17.0%

Six Months Ended March 31, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$537.6	$197.7	$134.4	$99.2	$1.72
% of net sales	49.1%	18.0%
Restructuring and related charges (2)	0.4	—	12.8	8.8	0.15
Total Adjusted Non-GAAP	$538.0	$197.7	$147.2	$108.0	$1.87
% of net sales	49.1%	18.0%

(1)	EBIT is defined as Earnings before income taxes.

(2)
Includes Cost of products sold of $0.1 and $0.4 for the second quarter and first six months of fiscal 2017, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as part of the 2013 restructuring.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the second quarter and first six months of fiscal 2018 and 2017:

	Quarter Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Earnings before income taxes	$85.8	$89.5	$118.9	$134.4
Jack Black acquisition and integration costs	2.6	—	2.6	—
Restructuring and related charges (1)	3.7	5.6	3.7	12.8
Gain on sale of Playtex gloves	—	—	(15.9)	—
Interest expense associated with debt	18.2	17.3	36.0	34.7
Other income, net	(0.2)	(6.6)	2.8	(8.5)
Adjusted operating income	$110.1	$105.8	$148.1	$173.4
% of net sales	18.1%	17.3%	13.8%	15.8%

(1)
Includes Cost of products sold of $0.1 and $0.4 for the second quarter and first six months of fiscal 2017, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as part of the 2013 restructuring.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Six Months Ended March 31, 2018			Six Months Ended March 31, 2017
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	$118.9	$(9.6)	$109.3	$134.4	$12.8	$147.2
Income tax provision	47.1	(20.0)	27.1	35.2	4.0	39.2
Net earnings	$71.8	$10.4	$82.2	$99.2	$8.8	$108.0

Effective tax rate	39.7%			26.2%
Adjusted effective tax rate			24.8%			26.6%

(1)
Includes adjustments for Jack Black acquisition and integration costs, restructuring charges, the sale of the Playtex gloves business, the associated tax impact of these charges and the impact of the Tax Act. See reconciliation of Net earnings to Adjusted net earnings.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the second quarter and first six months of fiscal 2018, as compared to the corresponding periods in fiscal 2017, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales
Quarter Ended March 31, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q2 '17	$342.6		$150.6		$83.2		$34.6		$611.0
Organic	(13.6)	(4.0)%	0.5	0.3%	(3.2)	(3.8)%	(4.5)	(13.0)%	(20.8)	(3.4)%
Impact of disposition	—	—%	(3.8)	(2.5)%	—	—%	—	—%	(3.8)	(0.6)%
Impact of acquisitions	—	—%	2.4	1.6%	—	—%	—	—%	2.4	0.4%
Impact of currency	16.2	4.8%	2.6	1.7%	0.3	0.3%	0.2	0.6%	19.3	3.1%
Net Sales - Q2 '18	$345.2	0.8%	$152.3	1.1%	$80.3	(3.5)%	$30.3	(12.4)%	$608.1	(0.5)%

Net Sales
Six Months Ended March 31, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '17	$648.8		$208.2		$172.3		$66.7		$1,096.0
Organic	(33.3)	(5.1)%	2.0	1.0%	(10.0)	(5.8)%	(4.5)	(6.7)%	(45.8)	(4.2)%
Impact of disposition	—	—%	(7.0)	(3.4)%	—	—%	—	—%	(7.0)	(0.6)%
Impact of acquisitions	—	—%	4.7	2.3%	—	—%	—	—%	4.7	0.4%
Impact of currency	23.8	3.6%	3.5	1.6%	0.6	0.3%	0.6	0.9%	28.5	2.6%
Net Sales - FY '18	$639.3	(1.5)%	$211.4	1.5%	$162.9	(5.5)%	$62.8	(5.8)%	$1,076.4	(1.8)%

Segment Profit
Quarter Ended March 31, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q2 '17	$73.2		$50.9		$1.6		$7.7		$133.4
Organic	(7.9)	(10.8)%	(2.1)	(4.1)%	8.3	518.8%	(3.6)	(46.8)%	(5.3)	(4.0)%
Impact of disposition	—	—%	(1.3)	(2.6)%	—	—%	—	—%	(1.3)	(1.0)%
Impact of acquisitions	—	—%	0.6	1.2%	—	—%	—	—%	0.6	0.4%
Impact of currency	4.5	6.2%	0.8	1.6%	0.2	12.5%	0.2	2.6%	5.7	4.4%
Segment Profit - Q2 '18	$69.8	(4.6)%	$48.9	(3.9)%	$10.1	531.3%	$4.3	(44.2)%	$133.1	(0.2)%

Segment Profit
Six Months Ended March 31, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '17	$145.2		$51.7		$9.9		$14.6		$221.4
Organic	(26.9)	(18.5)%	(6.7)	(13.0)%	4.8	48.5%	(3.5)	(24.0)%	(32.3)	(14.6)%
Impact of disposition	—	—%	(2.3)	(4.4)%	—	—%	—	—%	(2.3)	(1.0)%
Impact of acquisitions	—	—%	(0.7)	(1.4)%	—	—%	—	—%	(0.7)	(0.3)%
Impact of currency	6.2	4.2%	0.8	1.6%	0.4	4.0%	0.4	2.7%	7.8	3.5%
Segment Profit - FY '18	$124.5	(14.3)%	$42.8	(17.2)%	$15.1	52.5%	$11.5	(21.3)%	$193.9	(12.4)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net earnings	$65.1	$65.7	$71.8	$99.2
Income tax provision	20.7	23.8	47.1	35.2
Interest expense, net	18.4	17.5	36.1	34.7
Depreciation and amortization	24.4	24.6	49.2	49.1
EBITDA	128.6	131.6	204.2	218.2

Jack Black acquisition and integration costs	2.6	—	2.6	—
Restructuring and related costs (1)	3.7	4.5	3.7	10.6
Gain on sale of Playtex gloves business	—	—	(15.9)	—
Adjusted EBITDA	$134.9	$136.1	$194.6	$228.8

(1)	Excludes $1.1 and $2.2 of accelerated depreciation for the second quarter and first six months of fiscal 2017, respectively, which are included within Depreciation and amortization.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, which is a Non-GAAP measure, included within the Company's outlook for projected fiscal 2018 results:

Adjusted EPS Outlook
Fiscal 2018 GAAP EPS		$2.70 - $2.90

Jack Black acquisition and integration costs	approx.	$0.07
Restructuring charges	approx.	$0.73
Gain on sale of Playtex gloves business	approx.	$(0.29)
Impact of tax reform - net transition tax	approx.	$0.32
Income tax, unusual items	approx.	$(0.13)

Fiscal 2018 Adjusted EPS Outlook (Non-GAAP)		$3.40 - $3.60

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the first and second quarters of fiscal 2018 and the fourth quarter of fiscal 2017 are presented below.

	Q2 2018	Days (1)	Q1 2018	Days (1)	Q4 2017	Days (1)
Receivables, as reported	$244.6		$257.8		$269.1
Less: Trade allowance in accrued liabilities (2)	(25.0)		(25.2)		(26.0)
Receivables, adjusted	219.6	35	232.6	37	243.1	39

Inventories, as reported	348.9	108	348.1	108	346.1	108

Accounts payable, as reported	226.7	70	222.8	69	218.4	68

Average adjusted working capital (3)	$341.8		$357.9		$370.8
% of net sales (4)	15.0%		15.7%		16.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of March 31, 2018, December 31, 2017 and September 30, 2017, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Sale of Playtex Gloves Business
The sale of the Playtex gloves business was completed in October 2017. The historical results of the Playtex gloves business are included in the consolidated statements of earnings through September 30, 2017. Reflected below are the net sales and segment profit for the Playtex gloves business. The Playtex gloves business is included in the Sun and Skin Care Segment through the date of sale.

		Q1	Q2	Q3	Q4	FY
Gloves - Net Sales	Fiscal 2017	$4.1	$3.8	3.5	3.3	$14.7
Gloves - Segment Profit	Fiscal 2017	$1.2	$1.3	1.1	0.7	$4.3